Exhibit 99.1

NEWS RELEASE
Contact:	Donna D’Amico-Annitto	486 North Oliver Road, Bldg. Z
Newton, Kansas 67114
(316) 283-6500

PARK AEROSPACE CORP. ANNOUNCES THE ELECTION OF

YVONNE JULIAN TO ITS BOARD OF DIRECTORS

Newton, Kansas, Thursday, May 20, 2021.....Park Aerospace Corp. (NYSE – PKE) announced that its Board of Directors has elected Yvonne Julian as a Director of the Company.

Ms. Julian enjoyed a 36-year career with The Dow Chemical Company from which she retired in 2015. Yvonne started her career at Dow in 1979 as a Research Assistant working on projects related to preparing Dow to enter the polycarbonate market. She began her Dow sales career as a Trainee and Sales Representative in 1983. Ms. Julian was promoted to Global Account Executive in 1990 and served in positions of increasing responsibility until her retirement. In each of these positions, Yvonne was responsible for the Park account with Dow, and in such capacity, worked seamlessly with Park on joint strategies, new products and other matters. Prior to joining The Dow Chemical Company, Yvonne was a Laboratory Technician with the Institute of Gas Technology of McCrone Research Institute in Chicago, Illinois. Today, Ms. Julian serves as Vice President and member of the Executive Leadership Team of the Greenville Center for Creative Arts. She previously served on the board of directors of Hightowers Petroleum Company. Ms. Julian received a Bachelor of Science degree in Chemistry with honors from the Illinois Institute of Technology in Chicago, Illinois, and a Master of Business Administration degree in Operations Management from Golden Gate University in San Francisco, California.

Brian Shore, Park’s Chairman and CEO, said, “I am very glad that Yvonne has agreed to join the Park board. From 1990, when Yvonne first became our Dow Global Account Executive until her retirement from Dow in 2015, Dow was by far the largest supplier of epoxy resins to Park’s electronics business. (We subsequently sold our electronics business to AGC in 2018.) During this long and very successful 25-year run, we got to know Yvonne very well and I had the privilege of working closely with her. Yvonne is very smart, has a great can-do attitude and was always a pure delight to work with. Everybody I know at Park who worked with Yvonne loved working with her. I believe Yvonne has a deep understanding of Park’s culture and shares our principles and values. I believe Yvonne is our kind of person. Welcome to the Park board of directors, Yvonne. It is great to have you on board.”

Park Aerospace Corp. develops and manufactures solution and hot-melt advanced composite materials used to produce composite structures for the global aerospace markets. These materials include lightning strike protection materials. Park offers an array of composite materials specifically designed for hand lay-up or automated fiber placement (AFP) manufacturing applications. Park’s advanced composite materials are used to produce primary and secondary structures for jet engines, large and regional transport aircraft, military aircraft, Unmanned Aerial Vehicles (UAVs commonly referred to as “drones”), business jets, general aviation aircraft and rotary wing aircraft. Park also offers specialty ablative materials for rocket motors and nozzles and specially designed materials for radome applications. As a complement to Park’s advanced composite materials offering, Park designs and fabricates composite parts, structures and assemblies and low volume tooling for the aerospace industry. Target markets for Park’s composite parts and structures (which include Park’s proprietary composite SigmaStrut™ and AlphaStrut™ product lines) are, among others, prototype and development aircraft, special mission aircraft, spares for legacy military and civilian aircraft and exotic spacecraft. Park’s objective is to do what others are either unwilling or unable to do. When nobody else wants to do it because it is too difficult, too small or too annoying, sign us up.

Additional corporation information is available on the Company’s web site at www.parkaerospace.com.

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